Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of Manhattan Bridge Capital, Inc. (the “Company”), as amended, of our report dated March 21, 2014, relating to the consolidated financial statements of the Company as of December 31, 2013, and for the year then ended (which report expresses an unqualified opinion on the financial statements), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in the prospectus which is part of this registration statement on Form S-3.

Hoberman, Goldstein & Lesser, CPAs, P.C.

May 12, 2015